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                                                                    EXHIBIT 99.1






                                                              Michael A. Piraino
                                                         Chief Financial Officer
                                                        (714) 752-9111, ext. 146


                 DATA PROCESSING RESOURCES CORPORATION ACQUIRES
               PHOENIX-BASED INFORMATION TECHNOLOGY STAFFING FIRM
                                FOR $4.9 MILLION

                    Expands Branch Network to Nine Locations


NEWPORT BEACH, CALIFORNIA - November 27, 1996 - Data Processing Resources Corporation (Nasdaq:DPRC) today announced that it has acquired all of the outstanding common stock of Phoenix - based Professional Software Consultants, Inc. (PSCI).

                  Under the terms of the agreement, the purchase price was approximately $4,900,000 in an all cash transaction plus an earn-out based on earnings before interest and taxes through December 31, 1996.

                  PSCI, currently operates one facility in Phoenix, Arizona. PSCI's revenues for the twelve months ended October 31, 1996 were approximately $9,300,000. The business currently employs approximately 130 consultants serving four states. The acquisition was accretive to DPRC's pro forma net earnings on a twelve months trailing basis.

                  David M. Connell, President and Chief Operating Officer, stated, "The acquisition of PSCI in Phoenix is a vital link in broadening our network of branches throughout the Western United States. This acquisition will expand our IT staffing service capability to DPRC's existing clients in new geographic areas and will enhance PSCI's present service offering via the introduction of DPRC's comprehensive menu of services into the Arizona marketplace."

                  Mr. Connell added, "Paul Rosenthal, PSCI's President and Chief Executive Officer, will remain with the organization under the terms of an employment agreement." Mr. Rosenthal stated, "We look forward to gaining access to DPRC's growing family of value-added IT staffing practices and to increase our recruiting effectiveness by tapping into their database of technical consultants here in the Western United States."

                  Data Processing Resources Corporation provides information technology staffing services through a network of nine branch locations to a diverse group of corporate clients through a database of highly qualified technical consultants. Additional information on DPRC is now available via the Internet's World Wide Web at http://www.dprc.com.



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